Designated Filer:	Warburg Pincus Private Equity IX, L.P.
Issuer & Ticker Symbol:	NYFIX, Inc. (NYFX)

    Date of Event Requiring Statement: November 30, 2009

Exhibit 99.1

Explanation of Responses:

(1) This Form 4 is filed on behalf of Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), and Messrs. Charles R. Kaye and Joseph P. Landy.

(2) Cancelled on November 30, 2009 (the “Effective Date”) pursuant to that certain Agreement and Plan of Merger dated as of August 26, 2009 (the “Merger Agreement”) in exchange for the right to receive $1.675 per share of NYFIX, Inc. common stock (the “Common Stock”), par value $0.001 per share, in cash, without interest (the “Common Stock Merger Consideration”).

(3) The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock and Series B Voting Convertible Preferred Stock (the “Series B Preferred Stock”), par value $1.00 per share, and the warrant to purchase 2,250,000 shares of Common Stock (the “Warrant”), except to the extent of any indirect pecuniary interest therein.

(4) Cancelled on the Effective Date pursuant to the Merger Agreement in exchange for the right to receive $50.134 per share of Series B Preferred Stock in cash, without interest.

(5) The exercise price of the Warrant to purchase Common Stock was initially equal to $7.75 per share of Common Stock, subject to certain adjustments in accordance with the terms of the Warrant.

(6) Cancelled on the Effective Date pursuant to the Merger Agreement in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock subject to the Warrant, multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the price per share of Common Stock subject to the Warrant.